Exhibit 10.3

SUBORDINATION AGREEMENT

          This Subordination Agreement is entered into among the signatories hereto (the “Subordinating Note Holders”) on this 19th day of October 2009.

          WHEREAS, the Subordinating Note Holders were issued certain Amended and Restated Senior Secured Convertible Notes (the “Senior Secured Notes”) by HC Innovations, Inc., a Delaware corporation (“HCI”), pursuant to that certain Securities Amendment and Purchase Agreement (the “SAPA”) dated as of December 23, 2008 by and among HCI and the Note Holders identified therein;

          WHEREAS, pursuant to that certain Guarantee and Amended and Restated Security Agreement (the “Guarantee and Security Agreement”) dated as of December 23, 2008 by and among HCI, each of the subsidiaries of HCI identified therein, the Note Holders and the Collateral Agent identified therein, the Senior Secured Notes are guaranteed by such subsidiaries of HCI and secured by the collateral identified therein;

          WHEREAS, subsequent to the execution of the SAPA, HCI and Brahma Finance (BVI) Limited (“Brahma”) entered into a Standby Purchase Agreement dated August 4, 2009, pursuant to which, on the terms and conditions therein set forth (i) HCI has agreed to conduct an offering (the “Rights Offering”) of 240,000,000 shares of its common stock, par value $0.001 (“Common Stock”), to each holder of its Common Stock and each holder of its securities that are convertible into or exercisable or exchangeable for Common Stock, and (ii) Brahma has agreed to provide a standby commitment to purchase all of the shares of Common Stock not purchased pursuant to the Rights Offering;

          WHEREAS, in order to provide HCI with funding necessary to support its day to day operations prior to the completion of the Rights Offering, Brahma has agreed to provide interim funding to HCI in the amount of Two Million Four Hundred Thousand Dollars ($2,400,000), to be evidenced by a promissory note issued by the Company to Brahma (the “Brahma Note”);

          WHEREAS, it is a condition to the funding of the Brahma Note that, among other matters, the Brahma Note and all rights relating thereto shall be senior in rank and priority to (i) the Senior Secured Notes held by the Subordinating Note Holders, and (ii) all other rights relating to such Senior Secured Notes; and

          WHEREAS, each of the Subordinating Note Holders agrees to the subordination of their Senior Secured Notes, and of any of HCI’s obligations to the Subordinating Note Holders relating thereto, to all obligations under the Brahma Note and all rights relating thereto, on the terms hereinafter set forth.

          NOW THEREFORE, in consideration of the above, and in consideration of the terms and conditions set forth herein, the Subordinating Note Holders hereby agree as follows:

          1.          Effective on the date of this Agreement, the Subordinating Note Holders agree that the Senior Secured Notes held by the Subordinating Note Holders and all rights relating thereto shall be wholly subordinated to the Brahma Note and all rights relating thereto.

          2.          The Senior Secured Notes held by the Subordinating Note Holders shall be amended to include the subordination provisions set forth below. All capitalized terms not defined in this paragraph 2 shall have the meaning assigned to them in the Senior Secured Notes.

“(a)       Anything in this Note to the contrary notwithstanding, the Holder, by acceptance of this Note, agrees that the indebtedness evidenced by this Note and all Note Obligations shall be subordinate and junior in right of payment, to the extent and in the manner set forth hereinafter, to the Senior Debt:

(i)          The holders of the Senior Debt shall be entitled to payment in full in cash of all amounts constituting the Senior Debt before the Holder of this Note is entitled to receive any payment on account of this Note or the Note Obligations and, in that connection, unless and until the principal of, and interest and premium (if any) on, and all other amounts in respect of, the Senior Debt shall have been paid in full in cash: (x) no payment on account of the principal amount, or interest on, or any other amount in respect of, this Note or the Note Obligations, or any judgment with respect thereto (and no payment on account of the purchase or redemption or other acquisition of this Note or the Note Obligations) shall be made by or on behalf of the Company, and (y) the Holder shall not (A) ask, demand, sue for, take or receive from the Company, by set-off or in any other manner, any payment on account of the principal amount, or interest on, or any other amount in respect of, this Note or the Note Obligations or (B) seek any other remedy allowed at law or in equity against the Company for breach of the Company’s obligations under this Note or the Note Obligations.

(ii)         Upon the occurrence and during the continuance of any Event of Default, the holders of Senior Debt shall be entitled to receive payment in full of all amounts constituting Senior Debt before the Holder is entitled to receive, or make any demand for, any payment on account of this Note or the Note Obligations, and to that end the holders of the Senior Debt shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities.

(iii)        If any payment or distribution of any character, whether in cash, securities or other property, in respect of this Note or the Note Obligations shall (despite these subordination provisions) be received by the Holder before the principal of, and interest (and premium) on, and all other amounts in respect of, all Senior Debt shall have been paid in full in cash, such payment or distribution shall be segregated and held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Debt (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay the principal of, and interest (and premium) on, and all other amounts in respect of, Senior Debt.

(b) The subordination provisions contained in “(a)” above are for the benefit of, and may be enforced by, any of the holders of the Senior Debt. Such subordination provisions shall remain in effect notwithstanding that the amount of the Senior Debt outstanding may vary from time to time.

(c) For the purposes hereof:

“Senior Debt” shall mean (i) the Senior Secured Note issued by the Company to Brahma Finance (BVI) Limited on October 19, 2009 in the amount of Two Million Four Hundred Thousand Dollars, together with any amounts, whether as principal, interest, fees or other amounts, payable thereon, (ii) any extension, renewal, replacement or refinancing thereof, (iii) all promissory notes, loan agreements, mortgages, indentures and other documents and instruments establishing and evidencing the foregoing, (iv) all security agreements, pledge agreements and other documents creating a security interest for the benefit of the holders of the foregoing, (v) all guarantees of the foregoing and all other agreements, instruments and documents entered into pursuant to any of the foregoing, in all cases as are in full force and effect (in each case, whether now existing or hereafter entered into, and all amendments, restatements, supplements and modifications thereto).

“Note Obligations” shall mean all rights relating to this Note including, without limitation, any amounts, whether as principal, interest, fees or other amounts, payable hereon, (ii) any extension, renewal, replacement or refinancing hereof, (iii) all promissory notes, loan agreements, mortgages, indentures and other documents and instruments establishing and evidencing the foregoing, (iv) all security agreements, pledge agreements and other documents creating a security interest for the benefit of the holders of the foregoing, (v) all guarantees of the foregoing and all other agreements, instruments and documents entered into pursuant to any of the foregoing, in all cases as are in full force and effect (in each case, whether now existing or hereafter entered into, and all amendments, restatements, supplements and modifications thereto).”

          3.          This Agreement shall extend to, shall inure to the benefit of and shall be binding upon the parties hereto and upon all of their respective heirs, successors and representatives.

          4.          Each Subordinating Note Holder shall, at any time and from time to time, upon the written request of any holder of the Brahma Notes, execute and deliver to such holder such further documents and instruments and do such other acts and things as such Holder may reasonably request in order to effectuate fully the purpose and intent of this Agreement.

          5.          All of the reasonable legal and professional costs incurred by the parties hereto in connection with the transactions contemplated by this Agreement shall be paid by the Company.

          6.          This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Counterparts transmitted by facsimile may be treated as an original instrument and relied upon for all purposes as such. This Agreement shall become effective as to each Subordinating Note Holder upon execution and delivery of this Agreement by such Subordinating Note Holder, whether or not any other Subordinating Note Holder shall have executed and delivered this Agreement.

          7.          This Agreement contains the entire agreement among the parties with respect to the matters contemplated hereby and supersedes all prior agreements and undertakings between the parties with respect to such matters. This Agreement may not be amended, modified or terminated in whole or in part, except in writing, executed by each of the parties hereto and each of the holders of the Brahma Note.

          8.          This Agreement shall be interpreted and performed in accordance with the laws of the State of New York, and the parties agree, notwithstanding the principles of conflicts of law, that the internal laws of the State of New York shall govern and control the validity, interpretation, performance, and enforcement of this Agreement.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

          IN WITNESS WHEREOF, the undersigned have executed this Subordination Agreement on this 19th day of October 2009.

SUBORDINATING NOTE HOLDERS:

WELWYN MANAGEMENT COMPANY	JAMES J. BIGL REVOCABLE TRUST

By:	By:
Name: Richard DeLater	Name: James J. Bigl
Title:	Title:

THE KENNETH D LAMÉ	PACIFIC AERIE HOLDING LLC
LIVING TRUST

By:	By:
Name: Kenneth D. Lamé	Name: Jon T. Lamé
Title: Manager	Title: Manager

DUSTIN LEFEBVRE	LESLIE S. LEFEBVRE

PAUL B. LEFEBVRE	RAYMOND MARKMAN, as Assignee of MCCORKLE COURT REPORTERS, INC.

VI TILPAK	ADAM LEFEBVRE

RYAN LEFEBVRE	JEROME ADLER

ACKNOWLEDGED BY:

HC INNOVATIONS, INC.

By:
Name: John Randazzo
Title: Interim Chief Executive Officer